FORWARD INDUSTRIES EXTENDS MULTI-YEAR LICENSING AGREEMENT

Pompano Beach, FL, October 18, 2004 - Forward Industries, Inc. (Nasdaq:FORD) today announced the extension of its license arrangements with Motorola, Inc. for an additional 39 months, through December 31, 2007.

Under the new license agreement, Forward can continue to design, manufacture and distribute Motorola cellular phone carrying cases to customers throughout the European, Middle Eastern and African (EMEA) markets.  Products include soft carrying cases, such as leather, vinyl and neoprene cases, and fashion products and face plates, which Forward may market and sell to cellular telephone operators and distributors and retailers of handsets and accessories throughout the EMEA markets.  This agreement became effective on October 1, 2004, following expiration of the initial license agreement between the parties that was entered into in 2001.

Jerome E. Ball, Chairman and Chief Executive Officer of Forward, commented, "We are extremely pleased to extend our arrangements with Motorola, with whom we have worked for the past 17 years.  We are enthusiastic about the prospects of this agreement due to Motorola's strong brand recognition, the expected continued growth in the cell phone segment, and our ability to quickly move the highest quality products into the market."

About Forward Industries
Forward Industries, Inc. designs and distributes custom carrying case solutions primarily for cellular phones and home medical diagnostic equipment.  The Company sells its products directly to original equipment manufacturers and also markets a line of Carry Solutions under the "Motorola" brand name.  Forward's products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

Statements in this press release other than statements of historical fact are "forward-looking statements."  Such statements are subject to certain risks and uncertainties, identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from any forward-looking statements.  These forward-looking statements represent the Company's judgment as of the date of the release.  The Company disclaims, however, any obligation to update these forward-looking statements.

CONTACT:	-or-	INVESTOR RELATIONS COUNSEL
Forward Industries, Inc.		The Equity Group Inc.
Jerome E. Ball, CEO		Loren G. Mortman
(954) 419-9544		(212) 836-9604
lmortman@equityny.com
www.theequitygroup.com

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